Exhibit 99.2

PixelOptics, Inc.
(A Development Stage Company)
Unaudited Balance Sheet
(In Thousands)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$51	$211
Accounts receivable	2	7
Prepaid expenses	231	105
Total current assets	285	323

Intangible assets	1,885	2,007
Property & equipment, net	2,493	3,042
Other assets	210	210

Total assets	$4,873	$5,582

Liabilities and stockholders' equity:
Accounts payable	1,950	1,521
Accrued expenses	4,514	3,528
Current portion of long term debt and capital lease obligation	41,478	25,825
Deferred revenue	6,808	1,339
Warrant liability	1,971	1,971
Total current liabilities	56,721	34,184

Long-term debt - less current portion	1,818	3,944
Deferred revenue	—	6,284
Total liabilities	58,539	44,412

Stockholders’ equity:
Preferred stock	9	9
Additional paid in capital	107,300	107,299
Accumulated deficit during the development stage	(160,975)	(146,138)
Total stockholders' equity	(53,666)	(38,830)

Total liabilities and stockholders' equity	$4,873	$5,582

PixelOptics, Inc.
(A Development Stage Company)
Unaudited Statements of Operations
(In Thousands)

	Six Months Ended
	June 30,	June 30,
	2013	2012
Revenue:
Revenue net	$800	$569

Cost of goods sold	812	3,628

Gross profit	(12)	(3,059)

Operating expenses:
Operations	2,309	1,788
Research and development	3,508	3,261
Sales & marketing	2,403	4,692
General and administrative	3,987	3,370
Royalties	—	2
Total operating expenses	12,207	13,113

Operating loss	(12,219)	(16,172)

Interest expense	(2,610)	(737)
Other expense	(9)	(14)

Net loss	$(14,838)	$(16,923)

PixelOptics, Inc.
(A Development Stage Company)
Unaudited Statements of Cash Flows
(In Thousands)

	Six Months Ended
	June 30,	June 30,
	2013	2012
Net loss	$(14,838)	$(16,923)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation / amortization	666	692
(Increase) decrease in assets:

Accounts receivable	4	549
Inventory	–	(590)
Prepaid expenses	(127)	268

Increase (decrease) in liabilities:
Accounts payable	430	(173)
Deferred revenue	(815)	(370)
Accrued expense	988	482
Net cash used in operating activities	(13,692)	(16,067)

Cash flows used investing activities
Purchase of fixed assets	5	(165)
Net cash used in investing activities	5	(165)

Cash flows from financing activities
Bridge loan	14,750	9,472
Venture debt	(1,907)	(295)
Discount on venture debt	20	20
Discount on warrant debt	664	–
Common stock	–	15
Preferred stock / financing cost	–	1
Net cash from financing activities	13,527	9,213

Net increase (decrease) in cash	(160)	(7,019)

Cash & cash equivalents, beginning of period	211	9,474

Cash & cash equivalents, end of period	$51	$2,455